Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Atlas Corp.

We consent to the use of our report dated March 24, 2022, on the consolidated financial statements of Atlas Corp., which comprise the consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, shareholders’ equity and cumulative redeemable preferred shares and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and our report dated March 24, 2022 on the effectiveness of internal control over financial reporting as of December 31, 2021, which are incorporated by reference herein, in the Registration Statement on Form S-8 of Atlas Corp.

Chartered Professional Accountants

March 25, 2022

Vancouver, Canada